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CCBN StreetEvents Conference Call Transcript

SFNT - Q1 2004 SafeNet Earnings Conference Call

Event Date/Time: Apr. 29. 2004 / 5:00PM ET
Event Duration: N/A

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SFNT - Q1 2004 SafeNet Earnings Conference Call

CORPORATE PARTICIPANTS

Tony Caputo
SafeNet - Chairman and CEO

Carole D. Argo
Safenet - CFO

Michelle Layne
SafeNet - IR

CONFERENCE CALL PARTICIPANTS

Matt Robison
Ferris Baker Watts - Analyst

Justin
Raymond James - Analyst

Todd Raker
Deutsche Bank - Analyst

Sean Jackson
Avondale Partners - Analyst

Andrew Kohl
Wachovia Securities - Analyst

Michael Tieu
Southwest Securities - Analyst

Graham Tanaka
Tanaka Capital Management - Analyst

Joseph Craigan
Needham & Company - Analyst

Craig Nankervis
First Analysts - Analyst

Chris Wright
Legg Mason - Analyst

Jacob Gold
Gold Venture Group - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the Q1 2004 SafeNet Earnings conference call. My name is Rachel, and I’ll be your coordinator today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of today’s conference. If at any time during the call you do require assistance, please press star followed by zero and a coordinator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Miss Michelle Layne, Investor Relations. Please proceed ma’am.

Michelle Layne - SafeNet - IR

Good afternoon. This is Michelle Layne responsible for Investor Relations of SafeNet. With me today is Tony Caputo, CEO, and Carole Argo, CFO of SafeNet. Thank you for joining us to discuss our 2004 first quarter financial results. If you have any questions after today’s conference call, please call Investor Relations at 443-327-1239.

     Before I turn the call over to Tony, I would like to advise you that various remarks that will be made about future expectations, plans, and prospects for the company consist of forward-looking statements for purposes of the Safe Harbour provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the company’s Form 10-K for the year ended December 31, 2003.

Now I will introduce Tony Caputo, CEO of SafeNet.

Tony Caputo - SafeNet - Chairman and CEO

Good afternoon, and thanks for taking time to join our call. Carole Argo, our Senior Vice President and CFO, and I plan to review our results for the first quarter, give a progress report on integration activities, and discuss our outlook for the second quarter and the full year.

The first quarter of ‘04 was both momentous and hectic for us. We, together with the Rainbow Management Team, were successful in closing in our merger late in the quarter, and are now making excellent progress at integrating the new SafeNet. We will be truly a powerhouse in our industry.

As you know, the closing occurred late in the quarter, and when we spoke with you on March 16th, we specifically did not give first

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SFNT - Q1 2004 SafeNet Earnings Conference Call

quarter guidance. We expected, based on prior experience, that the immediate post merger period would be extremely demanding. That is exactly how things played out. At the end of the quarter, several large SafeNet government orders were delayed. This is similar to what had occurred in the fourth quarter of last year when our staff had time to substitute other orders for the delayed items.

In the first quarter of this year, given the timing and the reduced staff bandwidth available to address the order delays in late March, we focussed on increasing Rainbow shipments during the last two weeks of the quarter rather than trying to gain customer agreements to substitute SafeNet orders, a process we expect could have taken more time.

Because order delays are a concern to all of us, I’d like to share more insight about this issue, and some of the more recent positive progress.

First, while we are not pleased with this interruption in our string of precise quarterly financial execution, we do see the interruption as temporary, and expect now to resume our historical pattern of strong quarterly growth at both the top and bottom line levels.

Second, very importantly, the government orders were delayed, not lost. In fact, there is now significant progress with these customers, each of whom will generate multi-million dollar revenue levels in 2004. One customer who’s order was shipped in March, accepted the order in early April. Another customer, which we expect to generate 4-5% of our total 2004 revenues, has now begun to order our products, and we expect increasing revenue from this customer in each quarter of this year.

And we can now confirm that we have one, and received substantial orders for a very large high-speed remote access project, where our high assurance 4,000 gateways, those are the gigabit speed gateways beat out two of the most respected competitors in our industry.

So in summary, each of the delayed orders is now into the revenue generating stage.

Third important point we want to stress today is that the integration of the two companies is proceeding very well. On the cost side, the largest synergy is related to headcount reductions. Let me give you some metrics here. At the time of the merger announcement, there were 815 employees in the combined company. Today, we have 660 permanent employees, and are aggressively hiring to reach of our year-end goal of 725 employees. Therefore, we are confident that synergy goals will be met as planned.

We are also, today, meeting our daily business commitments. A key production line has been successfully outsourced to a contract manufacturer, and is now up and running, producing certified products. A second line will be outsourced in a similar manner during the month of May. At the same time, because we are experiencing increased demands for the products that are produced on these lines, we have increased manufacturing quantities to meet this demand, and expect to comfortably build and ship enough product in the second quarter to eliminate any backlog, meet our higher forecast, and build a supply cushion for the second half of the year.

Let me make one more important point before Carole leads us through our financial review. Today, we are issuing guidance for a strong second quarter as well as re-confirming our prior guidance for the full year. It is now six weeks from day one of the newly combined SafeNet, and our outlook is even brighter than ever. The excitement here is readily apparent to all visitors here in Maryland. Even more exciting to me is the response that we are receiving from our customers and partners. Customers are reacting very well to the new SafeNet, and we already have several success stories that come from cross-selling products to existing customers.

Partners are also proactively reaching out to us so that they can distribute our products to their customers. For example, as I’m meeting with the senior executives of government focussed system integrators, they are anxious to become SafeNet partners, and include us in their government business. The list of potential integrators continues to grow because SafeNet is the only company that can deliver encryption, which protects all of their customer networks.

Now I’d like highlight one more example of SafeNet’s differentiation in the marketplace as well as our leadership stance. For the first time in our company history, one of the largest national distribution firms, which is currently selling products for many of our competitors, has now proactively asked us to accept their proposal to distribute our SSL VPN product. Why? Because it’s the only product on the market which fills a major gap in their product offering. This type of response from our customers and partners leads us to look confidently to the future.

At this time, Carole Argo will take us through the financial reports and guidance, and then I’d like to give some brief commentary on the individual pieces of our business, and open the call to your questions. Carole?

Carole D. Argo - Safenet - CFO

Thank you Tony. As you know, SafeNet completed the merger with Rainbow March 15th, and our first quarter includes two weeks of Rainbow’s results. I’d like to walk you through the first quarter results of 2004 as a combined company, update you on the integration progress, and then provide second quarter and full year guidance.

The combined company for the first quarter of 2004, we reported revenues of $24 million. Rainbow contributed $10.7 million in revenues for the first quarter, specifically for the period between

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March 16th and March 31st. Overall, revenues were up $5.3 million or 28% compared to SafeNet’s standalone revenue of $18.7 million during the previous quarter of 2003, primarily because of the contribution of Rainbow.

Revenues were, however, about $1 million less than the low range of the guidance that I previously gave. We experienced during our review of the quarter a contract acceptance issue on a federal development contract, which deferred revenues for us by $1.8 million. We’ve currently received acceptance on the contract, and this $1.8 million will be recognized in our second quarter revenues.

Revenues in SafeNet were lower in the first quarter as a result of a large government order that continued to push up future quarters. As Tony mentioned, we experienced the same push out of orders in the previous quarter, where we had licenses that offset the delays. During the past quarter though, the focus on closing our Rainbow merger shifted our management resources, and we were not able to make the shortfall with the SafeNet business alone. This issue has now been addressed, both of the closure of the Rainbow deal and with some additional hires. The timing of government orders is something we will continue to face as the federal government shifts towards larger, more complex programs that mean longer deal cycle times. SafeNet will be pursuing a growing share of the larger deals, particularly given our network security versatility and bandwidth. This is one of the advantages of our combined size so the timing of government programs were an issue, will certainly less have an impact in terms of percentage of total revenues given our more than $200 million run rate.

Maintaining a solid pipeline of government business and continuing to add to our government sales team will mitigate against the impact of the timing of these government programs.

If we exclude Rainbow from our first quarter, our revenue results are $13.3 million, a decline of $200,000 or 1.7% compared to our first quarter of 2003. In comparing to our fourth quarter of 2003, our revenues were down $5.4 million or 28.8%. The drop is associated to favorable license deals that we had during the fourth quarter, and license and royalties were down $6.6 million in the first quarter of 2004 compared to our prior quarter. This was partially offset by an increase to service and maintenance and product revenue totaling $1.1 million.

On a combined basis, if we look at revenue, revenue which includes Rainbow on a pro forma basis for the first full quarter, full quarter contribution of Rainbow, our total revenues would have been $52.2 million, an increase of $4.8 million or 10% compared to the first quarter last year for revenues on a combined basis were $47.4 million.

Now I’d like to move to earnings. Our adjusted net income for the quarter was $2.9 million or $0.18 per diluted share, which compares to $1.5 million or $0.15 per diluted share for the same quarter in 2003. This compares to $4.5 million or $0.32 per diluted share for our fourth quarter of 2003. Our adjusted results exclude acquisition costs and assume a 35% effective income tax rate. The adjusted effective tax rate for 2004 is based on our updated tax analysis, and is consistent with the rate the statement has used in previous years.

Our adjustments to GAAP for the fourth quarter 2004 have the effect of increasing our net income by $3.3 million or $0.21 per diluted share, and the adjustments to GAAP include about $3 million related to amortization of acquired intangibles and deferred compensation, and $2.4 million for lease restructuring and integration costs. On a GAAP basis, our net loss for the first quarter of 2004 was $500,000 or $0.02 per share. (Inaudible) operating expenses down (inaudible).

During our first quarter as a combined company, operating expenses, which also exclude the adjustments related to the acquisition, were $11.7 million, this is an increase of $3.7 million or 46% compared to the first quarter a year ago. The increase is due to two weeks of additional costs related to Rainbow, and a full quarter of SSH expense.

Operating expenses as a percentage of revenue for the quarter was 49%. The percentage of revenue by functional area has R&D at 20%, 18% for sales and marketing, and 11% for G&A. As of the end of the first quarter, SafeNet, as Tony mentioned, had 616 employees worldwide. This breaks out to 428 employees in the Americas, 138 employees in the Asia-Pacific area, and 94 employees in Europe, Middle East, and Africa. This does not take in to account our transition employees. The employee breakdown by functional area includes 339 people in Research & Development, 211 in Sales and Marketing, 57 in General & Admin, and 53 in Operations.

In addition, we are actively planning on hiring 60 positions during the year, which brings our worldwide staffing levels to 720 full-time employees, which is consistent with our original estimate of 725 full-time employees on exit of the year. These new positions will primarily be in the R&D and Sales and Marketing area.

Now moving to the balance sheet, just reviewing those highlights for you. We closed the quarter with $176 million in cash, which was strictly cash and short-term investments. Rainbow’s contribution to our cash position was approximately $62 million. Rainbow’s balance sheet is included in our numbers as well as several purchase accounting adjustments reflecting the merger including our preliminary evaluation. The accounts are preliminary and the changes to these investments will be refined in the future.

We recorded approximately $215 million to goodwill, and about $120 million to identifiable intangible assets. We also assumed liabilities related to Rainbow of approximately $39 million; approximately $12 million of that $39 million related specifically to the merger.

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SFNT - Q1 2004 SafeNet Earnings Conference Call

The combined company’s normalized standalone DSO’s are 56 days. If you were to just do a calculation from the balance sheet now, you’d come up with DSO’s of 122. But that, of course, represents only two weeks of Rainbow revenues, but yet receivables for a full quarter. So normalized is 56 days.

Now I’d like to take this opportunity to update you on the progress of our Rainbow merger. SafeNet originally announced the merger on October 22nd of last year and we closed this transaction, of course, on March 15th. In our March 15th conference call, we anticipated integration costs in the range of $22-24 million, with approximately $10 million being charged as period expense during the year, and $12-14 million being additional cash costs that would eventually be reflected as adjustments to our purchase price and end up on the balance sheet. We clearly are on target for these estimates.

We mentioned earlier when discussing the adjustments of the GAAP for the first quarter integration cost charges, period expenses were $2.4 million. Restructuring charges related to lease restructuring accounted for $1.8 million, and integration costs primarily related to transition employees accounted for $600,000 during the quarter. This represents approximately 25% of our $10 million integration cost estimate.

In terms of cost charged to the balance sheet for the first quarter, SafeNet booked about $8.8 million, and these related primarily to professional fees, such as legal, accounting, banking, and severance related charges.

Now turning to synergies. We continue to anticipate that synergies, this is on a full year basis, now range between $10-13 million, of which $7-8 million relate to personnel. Our other significant component of synergies relate to integrating the combined company’s facilities. Currently, we’re operating with more than 40 locations worldwide. Key synergies are expected to be realized when facilities are downsized to accommodate changes in staff and as similar locations are consolidated. We expect to consolidate our corporate operations from Irvine to Baltimore, as well as consolidating our UK operations and some of our remote sales locations.

We believe that synergies related to facilities will be close to $2 million, and we’ll start to realize those benefits somewhat in the second quarter, but really starting to kick in the third quarter of this year.

Starting with March 16th, following our close, our synergy guidance for the combined company was in the $7-9 million range. This is comparable to the full year range that we originally communicated, which again, reiterated full year $10-13 million, and $7-9 million starting with March 16th through the end of the year. We expect to achieve these synergies quickly and fairly uniform through the quarters, and the guidance that I gave you moving forward will include the effect of those synergies in the numbers.

Now I’d like to discuss the guidance for the second quarter and for the full year, and reinforce that these statements are based on current expectations of the combined companies. Our earnings guidance is adjusted, and does not include the effect of merger-related costs, such as amortization on intangibles, restructuring related to our lease obligations, deferred compensation, and it’s presented using a 35% income tax rate, and assumes $25.1 million fully diluted shares in the second quarter. We’ve updated our tax assumption for the year. Previously, on March 16th, our preliminary estimate was that it would be 33%. And based on our analysis for the last few weeks, we feel 35% is a more prudent rate to estimate for the combined company. So, and the numbers that I was giving you, it will be a 35% effective tax rate.

Our forward-looking guidance, with regard to GAAP, I won’t be discussing during this conference call, but it is available in the press release that we just filed, and I’d be happy to entertain any questions.

Our guidance for SafeNet, again, is on a combined company, and includes obviously Rainbow with Rainbow Technologies. These statements are forward-looking, and actual results, of course, may differ materially.

We anticipate that revenues for the second quarter of 2004 will range between $54-56 million. This represents an increase of about 5-10% compared to combined revenues of the companies in the same quarter last year. We anticipate our adjusted EPS to range between $0.26 and $0.31, an increase of 30-55% compared to the second quarter of 2003 per our adjusted combined income statement, which the company filed in an 8-K as of March 16th, which showed what the combined SafeNet/Rainbow would be on a proforma basis, taking out adjusted items related to the merger.

Also, on our March 16th conference call, we expected the combined company’s gross margin percentage of operating expenses to shift due to Rainbow’s government business. This shift is driven by government accounting methods that classify billable costs and the cost of goods sold. For example, in 2003, the full year gross margins for SafeNet standalone was approximately in the 80% range, and Rainbow had gross margins of approximately 45%. This results in a combined company gross margins of approximately 55%. And moving forward, we estimate that our combined gross margin will stay at 55% with potential upside based on changes of product mix and also improvements we can make in the manufacturing process.

We do estimate operating expense as a percentage of revenue for the second quarter to be between 34 and 37% of total revenues. Percentage of revenue by functional area will be roughly 11-13% for R&D, 14-16% for Sales and Marketing, and 9-10% for G&A

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SFNT - Q1 2004 SafeNet Earnings Conference Call

costs. Please note we are assuming a combined company DSO in the range of 60 days on all forward-looking quarters.

Now let’s move to the full year. Again, I’d like to take this opportunity to reaffirm full year guidance. It remains unchanged, and that’s revenues from what we said in our April call. We expect total SafeNet revenues to be approximately $200-210 million for the year, and that, of course, includes Rainbow from March 16th forward through the rest of the year. We anticipate a full year adjusted EPS between $1.30 and $1.40, and this represents an increase of 33-43% from our 2003 adjusted earnings number on a combined basis.

Based on our current understanding of the combined companies, cost structure, we’re comfortable with our full year EPS guidance. In particular, our gross margin assumptions include the combined company rate of 55%, and dependent upon product mix and operational efficiencies, we’re looking to improve that 55% gross margin. But this is what we’re using for the full year.

Full year operating expenses as a percentage of revenue for the full year 2004 are estimated to be in the 34-36% range. The percentage of revenue by functional area we project to be 12-13% for R&D, 13-15% for Sales and Marketing, and 9-10% for G&A. Please keep in mind that these are full year ranges, and include our actuals reported in the first quarter, which includes Rainbow only for the last two weeks in March. And in effect, we’ve blended these rates over all four quarters. Also please note that the fully diluted share count for the year is expected to be $23.1 million, and the company is using a 35% effective tax rate for adjusted purposes.

In summary, we clearly have several months of hard work ahead of us to integrate and realize all the benefits of the combination. Our collective team is up to the challenge, and as we emerge as a new company, we believe that we’re poised for stronger growth and profitability.

At this time, I’d like to turn the call back to you, Tony.

Tony Caputo - SafeNet - Chairman and CEO

Thanks Carole. Before we answer any questions, I think it may be helpful to spend a few minutes reviewing the status of various components of our business, since some of the components will be new to investors.

First, in our Enterprise Division, which represents 70% of our revenues, we have now the combined product offering, in fact the only combined product offering, which protects the government’s top secret networks as well as sensitive but unclassified networks. A key component of that ability is the SafeEnterprise security system. We are taking advantage of the fact that networks are quickly evolving to much higher speeds. High performance is one of SafeNet’s strengths. Our performance in gigabit, Ethernet, and VPNs was a key factor in our recent win to the government customers, which shows our high assurance 4000 gigabit VPN gateways over better known competitors, due to both in the strength of our security and the fact that the SafeNet product proves capable of much faster performance in the real world environment.

We have similar advantages of ABM networks where we have the fastest products on the market, and with sonic networks where our customers today are beta testing products, and where we will soon launch a line of encryption appliances with performance reaching up to ten gigabits a second.

We also have our top secret grade product family. In addition to generating the strong revenue we see today, we’re focussed here on the cryptographic modernization program. SafeNet currently has two cryptographic modernization related contracts, signed and in hand, and we do expect to sign at least one more contract this year related to cryptographic modernization.

Our product development here is aimed at completion in early 2005, the timeframe when we continue to believe that the product purchases under this program will begin.

Our PKI related business has strong technology. It, in fact, has a leadership position in its technology, and very, very nice margins. The newest product, Luna SP recently introduced, already had its first major customer, a UK-based financial institution.

Rounding out our Enterprise Security division products is our SSO VPN appliance known as iGate which is very well positioned in this fast-growing market. The product is off to a good start in Europe and Asia, and as I mentioned earlier, a major US distributor has proposed nation-wide distribution, which we see as a strong endorsement that speaks well for the future.

In our Advantage Security division, we’re also making terrific progress. The chip business and intellectual property licensing business continue to grow nicely, and the acquisition of software toolkits from SSH last year is really benefiting sales of chips and intellectual property. Our new combined hardware/software solution is providing real world throughput well above the level offered by our chips only competitors. As a result, one of the well known VPN appliance vendors recently chose our chips and software toolkits for using several next generation products, and I wouldn’t be surprised to see other customers make the same decision in the near future.

The newly formed Sentinel business unit is very exciting and off to a great start. In the first quarter, this unit reported year-over-year sales growth for the first time in quite a while. And our second quarter forecasts show good sequential quarterly growth. On top of that, new marketing programs and new products are about to launch. In the second quarter, you’ll see new product announcements and the first shipments of our Sentinel RMS

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SFNT - Q1 2004 SafeNet Earnings Conference Call

appliance to Microsoft in support of the Windows [rights] management system. Interestingly, the added revenue generated by Sentinel RMS will be added to the sequential growth expected from existing Sentinel products.

When we consider the newly combined company in our expanded portfolio, we see our services falling into some broad categories. Safeguarding the network and communications of large and small enterprises, protecting the intellectual property and contents of software publishers and wireless carriers, as well as the handset manufacturers, and then taking security from the offices of large government networks to individual users of cell phones and personal devices.

We feel that SafeNet has become more than the foundation of Internet security, which is a tagline we’ve used for some time. With the merger, we’ve now taken our evolution a step further, and Internet security is too narrow for the breadth and depth of our security offerings. The foundation of information security is a much more apt description of where we are and where we’re going, and you’ll see this reflected in our new corporate branding program.

At this time, we’d be happy to attempt to answer your questions. Operator?

Q AND A

Operator

Ladies and gentlemen, if you would like to ask a question at this time, please press star followed by one on your touchtone telephone. If your question has been answered or if you wish to withdraw your question, please press star followed by two. Questions will be taken in the order received. Please press star one to begin. Your first question does come from Matt Robison of Ferris Baker Watts. Please proceed sir.

Matt Robison - Ferris Baker Watts - Analyst

Hi, good afternoon. Couple of clarifications. Can you, I know you mentioned the DSO, Carole. Can you break out the SafeNet receivables from the Rainbow receivables?

Carole D. Argo - Safenet - CFO

I could break, I could break out the DSO’s between the two areas if you want me to do that. Do that calculation for you.

Matt Robison - Ferris Baker Watts - Analyst

Well I can back in to it if you want to do that, sure.

Carole D. Argo - Safenet - CFO

The, well, let me give you the AR amount with regard to, with regard to Rainbow. AR was $20 million for Rainbow, SafeNet was approximately $12 million.

Matt Robison - Ferris Baker Watts - Analyst

Okay. Can you, maybe you discussed it. If you did, I missed it. The long-term liabilities now that you have, how do those break down?

Carole D. Argo - Safenet - CFO

The long-term, well, the I mean they’re not all long-term liabilities. I mean we do have, we did record liabilities related to leases, related to unfavourable lease liabilities, we recorded liabilities related to restructuring liabilities, we recorded warranty costs, we recorded severance costs. So we recorded a lot in liabilities related to this, specifically related to this merger. I expect most of them will be finished by the end of the year.

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Matt Robison - Ferris Baker Watts - Analyst

Okay, yeah. That’s all the $59 million that you, the $59 million in long-term here.

Carole D. Argo - Safenet - CFO

No. The $59 million that we have in long-term year-over-year includes a lot of items related to like deferred tax liabilities, and that, of course, is something that’s not going to be gone by the end of the year. And long-term, they’re more than 12 months.

Matt Robison - Ferris Baker Watts - Analyst

Sure. Okay. So, I guess that’s, I guess we’ll have lots of follow up for you when you get the specifics on breaking out. Can you talk about, specifically the SafeNet service and maintenance and the SafeNet product revenue?

Carole D. Argo - Safenet - CFO

Yeah. If you look at, for the year for SafeNet on a standalone basis, I’d say SafeNet did about $13.3 million, service and maintenance for SafeNet on a standalone basis was, it’s substantially almost all the service and maintenance number, which is about $4 million, $3.9 million, almost all of that, all except for maybe $100,000 relates to SafeNet. And on the product revenue, SafeNet did $7.6 million.

Matt Robison - Ferris Baker Watts - Analyst

Okay. And can you comment on what percentage of revenue was to classified and top secret applications?

Carole D. Argo - Safenet - CFO

No, I cannot.

Matt Robison - Ferris Baker Watts - Analyst

Okay. Thanks.

Carole D. Argo - Safenet - CFO

Sure.

Operator

Thank you. Your next question comes from Jonathan Ruykhaver of Raymond James.

Justin - Raymond James - Analyst

Hi, this is Justin for Jonathan. I had a couple of questions for you guys. First, could you tell us a little bit about your assumptions in terms of second quarter guidance for the close of those, the first government deals and in the first quarter?

Carole D. Argo - Safenet - CFO

Well one of the items actually did roll over in the second quarter, and has closed already. The other items, we are expecting to have some, well we do have some orders related to some products that were shipped in the second quarter. But our assumption for the second quarter is that we’ll have minimal of those large government orders in our second quarter number.

Justin - Raymond James - Analyst

Okay, great. And then could you talk about the Texas Instruments contribution, if there was any in the first quarter?

Carole D. Argo - Safenet - CFO

There was a contribution from TI in the first quarter, and the amount was much higher than it was in the fourth quarter, but still as a percentage of overall revenues, especially in our $24 million days, it was not a meaningful amount.

Justin - Raymond James - Analyst

Okay. And the last question, you guys talked about a customer order that’s probably going to be in the neighbourhood of 4-5% that your 2004 revenue. I was wondering if you could talk just a little bit more about the revenue recognition that you’re planning on doing for that, and maybe just some more details in terms of that order.

Carole D. Argo - Safenet - CFO

Yeah. Well it’s, with respect to that, it’s not going to be like a government contract accounting. It will be product sales, so we expect it to be like our other government business, with substantially (inaudible) the government business where we will have large purchase orders on standard products, and we will ship according to the customer’s delivery schedule. So we’ll recognize revenue when the, based on the terms of that purchase order, but primarily it’s FOB shipping points of when we ship the product out.

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SFNT - Q1 2004 SafeNet Earnings Conference Call

Justin - Raymond James - Analyst

Okay, great. Thanks.

Carole D. Argo - Safenet - CFO

Sure.

Operator

Thank you. Your next question comes from Todd Raker of Deutsche Bank.

Todd Raker - Deutsche Bank - Analyst

Hey guys. Just a few questions. Can you talk generally about customer concentration?

Carole D. Argo - Safenet - CFO

We, now looking at with both SafeNet and Rainbow, we did not have any significant customer concentration at all, with the exception of part of Rainbow’s business, which represents, actually it’s substantial, about two-thirds of Rainbow’s business. About half of that business does come specifically related to one agency. So, you know, there would be a substantial part of Rainbow business that comes specifically related to one agency.

Todd Raker - Deutsche Bank - Analyst

Okay. And if you looked at SafeNet on a standalone basis, can you just address customer concentration?

Carole D. Argo - Safenet - CFO

No significant on a standalone basis, no significant, we did have one large government customer in the first quarter related to the same agency, but other than that, no significant.

Todd Raker - Deutsche Bank - Analyst

And Carole, could you break out, just in rough terms, of revenues by vertical? I mean, how much of the overall combined business is going to the government?

Carole D. Argo - Safenet - CFO

We’re going to have approximately, our business split with SafeNet roughly ended up at about 75-25%, 75% related to government financial. Our overall business was about 50% this last year SafeNet alone. When we’re looking at our business for 2004, including Rainbow, we’re looking at about 70% of our business going to, well, [purchase] enterprise, which is still financial, and government, about 30% of our overall business based on the 200 to 210 number going to what we refer to as the embedded business, which also includes Rainbow’s Sentinel business, which is the privacy [gates]. So, government still will represent a little bit over 50% of our overall business.

Todd Raker - Deutsche Bank - Analyst

And then last question, Tony, could you just address the competitive landscape, and can you highlight who you see competitively across your various product lines? I assume it’s a pretty diverse group of people today.

Tony Caputo - SafeNet - Chairman and CEO

It is a diverse group of people. Starting with the government, which as Carole just told you, is the largest customer, we see for the SafeEnterprises product, these are the products that protect sensitive but unclassified networks, competition from some of the networking companies, and information securities companies, network security companies that I think you all know. In fact, one of the delayed orders that we have now won, the major competitors that I referred to was a very, very large networking company, and one of the premiere network security companies. (Inaudible) to all us. In the top secret business, our competition is a group of companies that are sometimes competition and sometimes partners. They include General Dynamics, L3 communications, and Viasat. Importantly, in the government, we are the only company that is able to work effectively in both classes of network, sensitive, but non-classified networks as well as classified or top secret, and that is our competitive advantage. That’s why system integrators are very anxious to partner with us today.

In the PKI area, our primary competitor is a UK company, Encipher [ph]. In our Sentinel business, the digital rights management business, the primary competitor is, well there’s two competitors, one is Aladdin Knowledge Systems, and the other is Macrovisions. We are actually more focussed on Macrovisions these days because we see significant opportunity to grow our business in that area. In, let’s see what I missed. In our OEM business, where we sell chips and software, our chip competitors are (inaudible), and a couple of private companies, the most significant of which is a company called Cadmium (sp). And I guess I should add that the primary competitor in the OEM business is still the customer’s internal staff, who wishes to do it themselves, or think they can do it better themselves. Does that help?

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SFNT - Q1 2004 SafeNet Earnings Conference Call

Todd Raker - Deutsche Bank - Analyst

Yes, thanks.

Operator

Your next question comes from Sean Jackson of Avondale Partners.

Sean Jackson - Avondale Partners - Analyst

Yeah, good afternoon. Can you go over again in more detail some of these delayed deals. And my understanding is it seems like I see you completely sign one, and that was the $1.8 million that’s already I guess booked as revenue in April. The others I was not yet, not kind of clear on. It looks like you’re starting to, we’ll see some revenue coming out of there in the second quarter, but just give us sort of a distribution of how much revenue is going to be in the second quarter versus how much will be in the second half.

Tony Caputo - SafeNet - Chairman and CEO

I’m not so sure that I can give you exact distribution, but let me just clarify where we are with each of the customers. First of all, in terms of the one that you highlighted, the revenue where the product was shipped in March and accepted in April, that would be April revenue. The other two, starting with the large remote access program for government customers, this is on the order of magnitude of 50-100 of our high speed gateway, these gateways sell for about $40,000. I think you can do the math on the program. We expect to book the entire amount of revenue over this year, and we have already booked close to half that amount. You know, maybe 40% of that amount, is probably a better number.

Sean Jackson - Avondale Partners - Analyst

That amount being in April?

Tony Caputo - SafeNet - Chairman and CEO

Some of it was shipped in March, and other portions will ship later on. And then the largest of the three has begun ordering products. They order it in small amounts in Q1. The amount will be larger in Q2, and the big shipments will be in Q3 and Q4.

Sean Jackson - Avondale Partners - Analyst

Okay. And also on the cryptographic acceleration deal, you said you had two contracts signed. Can you kind of go in to detail as to what your participation is in this big program with these contracts? They’re [inaudible]

Tony Caputo - SafeNet - Chairman and CEO

Yes, yes. Yes. The two contracts that are signed are development phase contracts, one to develop chips, and the other to develop appliances. And there are actually several additional contracts pending. I chose to speak in terms of one because it’s the safest number to talk about at this point in time. And I can’t be more specific because I’m not ready to tell you exactly which one we’ve booked this year. Product shipment revenues, as I said in my presentation, are still expected to start in ‘05 as they have always been.

Sean Jackson - Avondale Partners - Analyst

Okay. So the, I guess the big money coming out of there would be the products themselves as opposed to developmental contracts, correct?

Tony Caputo - SafeNet - Chairman and CEO

That’s correct. The developmental contracts are nice revenue. They are frequently equivalent to some nice product deals in other areas. But the really big dollars are the product shipped.

Sean Jackson - Avondale Partners - Analyst

And when will you know, I guess, the verdict over who gets to supply those products?

Tony Caputo - SafeNet - Chairman and CEO

Well, I think the real question is who gets to supply what percentage of the products shipped because history teaches us that the customer will spread the orders among several venues, and that will not be, of course, some time in ‘05.

Sean Jackson - Avondale Partners - Analyst

Okay. And just lastly, on the second quarter guidance, can you run quickly through the break-out of the expected SafeNet standalone and expected contribution from Rainbow in the second quarter?

Carole D. Argo - Safenet - CFO

No, I’m not really ready to give guidance of that amount, breaking it out. I’ll talk about it at the second quarter conference call because that will be the first full quarter that we have both, similar to like what we did with Cylink. You know, give an estimate, I’ll give you for the second quarter what SafeNet was, what Rainbow was for

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FINAL TRANSCRIPT

SFNT - Q1 2004 SafeNet Earnings Conference Call

the first full quarter, and then after that it would be single company guidance along.

Sean Jackson - Avondale Partners - Analyst

Okay. Thank you.

Operator

Your next questions comes from Andrew Kohl of Wachovia Securities.

Andrew Kohl - Wachovia Securities - Analyst

Hi. Just wondering on Rainbow, if you could maybe allocate the $10.7 million across the license and product services and maintenance as it-

Carole D. Argo - Safenet - CFO

It’s almost all of it was in products.

Andrew Kohl - Wachovia Securities - Analyst

All of it was products?

Carole D. Argo - Safenet - CFO

A substantial, almost all of it was in products. Rainbow’s, when we look at Rainbow’s business, they’re primarily a product shipment.

Andrew Kohl - Wachovia Securities - Analyst

Okay. And also it seemed to be almost about $5 million ahead of our estimates at least. So I’m wondering if that was sort of pulling revenue out of Q2.

Carole D. Argo - Safenet - CFO

If it was pulling revenue out of Q2-

Andrew Kohl - Wachovia Securities - Analyst

No, for example, you said you kind of pushed some sales in Rainbow products, you know, to get the revenue a little bit higher. You know, if you annualized that $10.7 million, you’re looking at $250m. So I’m wondering if, you know, we should be—?

Carole D. Argo - Safenet - CFO

Yeah, I mean to, yeah. It clearly in the last two weeks it was a stronger run rate than what would normalized be with Rainbow, and we would not expect that they would be operating at $250 million rate for the full year.

Andrew Kohl - Wachovia Securities - Analyst

Okay. So we can assume maybe that some of those sales would have fallen in to the second quarter otherwise.

Carole D. Argo - Safenet - CFO

They might have.

Andrew Kohl - Wachovia Securities - Analyst

Okay. And lastly, if you could just say which products are driving that Rainbow revenue? Is it the government or the securities?

Carole D. Argo - Safenet - CFO

The products that were driving, the products that were driving Rainbow revenue for, you’re talking about the net increases in the (inaudible) two weeks?

Andrew Kohl - Wachovia Securities - Analyst

Right.

Carole D. Argo - Safenet - CFO

It was both. It was both secure communications and it was our Sentinel business.

Andrew Kohl - Wachovia Securities - Analyst

Okay. Thank you.

Carole D. Argo - Safenet - CFO

You’re welcome.

Operator

Thank you. Your next question comes from Michael Tieu of Southwest Securities.

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SFNT - Q1 2004 SafeNet Earnings Conference Call

Michael Tieu - Southwest Securities - Analyst

Yes, hi. Just to follow up on that question on the Rainbow revenue. When you say you accelerate the sales efforts in the Rainbow products, I mean, what exactly did you do, and if it is so successful, why are you not continuing that on to Q2 and Q3 and so forth?

Tony Caputo - SafeNet - Chairman and CEO

Well I think first of all, Michael, we had given quite strong guidance for the rest of the year. The effective annual run rate of the guidance is $240 million. And that’s more than a 20% increase over the same number, or approximately 20% increase over the same revenue levels last year. So we think it is strong guidance, and certainly the EPS growth that we’ve given today where the year-over-year EPS growth is a minimum of 40% is also strong.

Michael Tieu - Southwest Securities - Analyst

Okay.

Tony Caputo - SafeNet - Chairman and CEO

Would we like it to be stronger? Of course. But I think we’ve given you very strong numbers, and they’re numbers that we’re comfortable in standing behind.

Michael Tieu - Southwest Securities - Analyst

Okay. Now, on the annual guidance, you know, it looks like from the Q2 guidance, if you were to add up Q1 and Q2, it looks, it appears that for the second half of the year, you would have to generate about, you know, almost two-thirds of that annual revenue. And given that, you know, some of these large government deals have been delayed and so forth, what can you tell us to give us more confidence about that, you know, guidance for the rest of the year?

Carole D. Argo - Safenet - CFO

Now I think first of all, if you look at the what the guidance that we’re giving for the rest, you know, you look at our guidance for the first, well, our results for the first quarter on a combined basis, which was fifty Q and change. And then you look at what we need to do for the rest of the year to make the midpoint of a range of $205 million. If you look at that growth rate over the next nine months versus what SafeNet and Rainbow have historically have been as a combined company, it’s very consistent growth. SafeNet, as you know, has always been strong Q3 and Q4, and you know, and Rainbow has a good chunk of their sales that are government related that also generally end up with a good Q3 number. If you look at the push out of the government orders that you’re talking about, I mean this, these are very large programs that we’ve been waiting for for a long period of time. So the expectation for us that these will go out much past this government fiscal year, which we’ve been working on very large complex programs. It’s not something that we expect to go out past the government’s fiscal year.

Michael Tieu - Southwest Securities - Analyst

Okay. And just one last thought. You know, there has been a consistent message with different vendors that do business with government that perhaps, you know, the government is too busy fighting the war, and that not enough priority is given to spending for, you know, different technology projects and so on. Are you seeing that, and will that affect your business, government business, in the you know, next two quarters?

Tony Caputo - SafeNet - Chairman and CEO

Well, I think two factors here. First, most of our customers are defense and intelligence related. And their funding is very strong. And then second, as we mentioned, though there were delays in orders, orders have now been placed. So yes, things can always change, but as we look at it today, we think we’re in the right place with the right customers, and that they’re beginning to buy, to buy some of them completely, some partially, but all of them buying at the present time.

Michael Tieu - Southwest Securities - Analyst

Okay. So in other words, you’re not really seeing that from your customers.

Tony Caputo - SafeNet - Chairman and CEO

I think that’s probably the short answer, but a more complete answer would be we don’t see their entire budgets. And I can’t really tell you whether they are the very funds or not, or they’re taken somewhere else. All I know is that they have money for the programs that we are involved in, and they’re spending.

Michael Tieu - Southwest Securities - Analyst

Okay. Thank you.

Tony Caputo - SafeNet - Chairman and CEO

You’re welcome.

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FINAL TRANSCRIPT

SFNT - Q1 2004 SafeNet Earnings Conference Call

Operator

Thank you. Your next question comes from Graham Tanaka of Tanaka Capital Management (sp).

Graham Tanaka - Tanaka Capital Management - Analyst

Hi Tony and Carole. I wanted to ask a little bit more about the government orders that were delayed. Obviously, orders are always delayed, and I’m wondering if this is kind of an annual thing or what was different this time? Were you implying that some of it was related to the fact that there was a merger and maybe there was some disruption internally, or the customers were waiting, the partners were waiting, or is it more related to the fact that the government had to get its act in order with Homeland Security and everything else going on?

Tony Caputo - SafeNet - Chairman and CEO

Graham, it is not unusual for us to have toward the end of the quarter an expected order push out in to the following quarter. And as I mentioned in my initial comments, that also occurred in the fourth quarter.

Graham Tanaka - Tanaka Capital Management - Analyst

Right.

Tony Caputo - SafeNet - Chairman and CEO

At that point in time, we had the time, management, and staff bandwidth to substitute other orders by getting customers to agree that they would make shipments in the fourth quarter rather than not. In this period of time, given the late close and given our experience a year ago with the Cylink acquisition, we knew that any changes at the end of the quarter would be difficult for us to adapt to.

Graham Tanaka - Tanaka Capital Management - Analyst

Right.

Tony Caputo - SafeNet - Chairman and CEO

And that’s why we did not give guidance for Q1 on March 16th. So the disruption in our financial performance that occured in late Q1, yes, is related to the timing of the merger closing primarily.

Graham Tanaka - Tanaka Capital Management - Analyst

Okay. So in other words it’s because you didn’t have to have a management time bandwidth. And I then see that you’re actually on the other hand saying that these orders are being placed, the money is there, and it’s being sent, I guess, meaning that the agencies have the money and they have the budget, and I guess are we implying some kind of a budget bust before the end of the fiscal year?

Tony Caputo - SafeNet - Chairman and CEO

Well, there is typically a budget bust before the end of the year. But, you’re correct, I was also saying, as you stated, that they have the money and they are spending it. And the other thing I intended to convey in my remarks was that in very competitive situations, like the large remote access program with one of these customers, we won over some very, very tough competitors, largest networking company and one of the best respected network security companies, where our, and SafeNet were the three finalists.

Graham Tanaka - Tanaka Capital Management - Analyst

Right.

Tony Caputo - SafeNet - Chairman and CEO

And we won.

Graham Tanaka - Tanaka Capital Management - Analyst

Well that’s good, and congratulations on that. Now you did say, you were talking about in the prepared text that the Rainbow side of the business is performing well or even better than originally initially forecasted. Was that because of the effort that was placed there to close the deals or was there something else going on?

Tony Caputo - SafeNet - Chairman and CEO

I think the most important thing that’s going on there in the Rainbow business is these two things. One, the government encryption business continued to perform well. That business historically has performed very well, approximately 20% operating margins, and last year grew the top line by 20%. The other thing that is new at Rainbow, or revised at Rainbow and very exciting to us and to the Rainbow staff, is that the Sentinel business, which is the software anti-piracy protection business, is renewed. It grew in Q1 for the first time year-over-year in a long time. I don’t know the exact figures in time, but in years. And it’s going to grow sequentially in Q2 over Q1. I think that’s a function of renewed focus on that business, which I’m very thankful to say started early by the Rainbow management team at our request. Right after we signed the merger announcement, Walt Straub and his team we’re

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SFNT - Q1 2004 SafeNet Earnings Conference Call

terrific in beginning to focus energy back in to the Sentinel business, and it’s growing. They were successful in getting the relationship with Microsoft, and those products will start shipping to Microsoft beta customers in this quarter, in the second quarter. And so there’s a lot of good things going on. New releases coming, new marketing programs coming. And it’s a revitalized time in this business, and that’s as exciting not only to us, but to the Rainbow people who have been in that business for quite a while.

Graham Tanaka - Tanaka Capital Management - Analyst

Great. Well, thank you and congratulations.

Tony Caputo - SafeNet - Chairman and CEO

Thank you.

Operator

Thank you. Your next question comes from Joseph Craigan of Needham & Company.

Joseph Craigan - Needham & Company - Analyst

Thank you. I want to switch gears here quickly for a minute. First of all Tony, can you give us an update on the status of the Cisco relationship and any outlook there?

Tony Caputo - SafeNet - Chairman and CEO

The relationship remains quite good, strong. We’re close to the end of a process where we have been helping them implement our intellectual property in some application-specific chips that they are building for a low cost networking products. They are, I would say, within now approximately a quarter of beginning to ship new models containing our chips. And in general, the relationship is strong. We still have not won back the picks and we’re still working on it, but we’re very pleased that we won (inaudible) volume routers, and they’re getting close to shipping.

Joseph Craigan - Needham & Company - Analyst

So you’re three years out when you said you’ll think you’ll have shipments on the routers?

Tony Caputo - SafeNet - Chairman and CEO

I’m sorry, say it again.

Joseph Craigan - Needham & Company - Analyst

Did you say it was Q3 when you think you’ll have shipments on the routers?

Tony Caputo - SafeNet - Chairman and CEO

I think I said that we’re within one to two quarters of shipping. So, you know, they’re scheduled to start shipping in about three months. But as I’ve said before, I guide investors to suggest some delays that just seem to be historically typical at that time.

Joseph Craigan - Needham & Company - Analyst

And in the past, you’ve talked about here fairly recently about expanding the senior management team. Can you give us an update on that?

Tony Caputo - SafeNet - Chairman and CEO

Yes. We did announce one expansion within the last few months, in that we added an experienced human resources executive, who had previously been at Abbott Technologies, and was more DEK. And we currently have two searches underway at the executive level, one which will allow us to shore up our ability to manage operations on a daily basis, and another that will allow us to significantly increase the awareness of SafeNet in the market place. That last goal, i.e. increase the awareness of SafeNet in to the market place is one of our goals for the coming 12 months. We’re a significant player in the industry now, certainly a top ten player among the public companies. And our goal is to become known as one of those players, which is going to be a significant task for us. We concluded that we needed a competent executive to lead that. That search is underway, and on an interim basis, we were able to gain the assistance of an outside professional who has worked with our company before, and she is leading that effort, which kicked off with the last week.

Joseph Craigan - Needham & Company - Analyst

Thank you.

Operator

Thank you. Your next question comes from Craig Nankervis of First Analysts.

Craig Nankervis - First Analysts - Analyst

Yes, good afternoon. Couple of different questions. First of all, can you talk, stepping back a bit, I know a lot can happen between now and then. But do you have any sort of update as you look to

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SFNT - Q1 2004 SafeNet Earnings Conference Call

your median term operating profile for say, for both the top line as well as the bottom line I think, [inaudible]

Tony Caputo - SafeNet - Chairman and CEO

From a financial model point of view Craig?

Craig Nankervis - First Analysts - Analyst

Yeah. As we look to ‘05, I think you talked about 20-30% top line growth, and something more than that on the bottom line. Do you have any sort of revision to that outlook or do you maintain that?

Tony Caputo - SafeNet - Chairman and CEO

No.

Carole D. Argo - Safenet - CFO

We’re not changing it. It’s too, you know, it’s too early, I mean we’re just really in our first full quarter related to Rainbow, and the different elements of the business look extremely promising. But we’re in a period of pulling together a company, combined company, which is, you know two [SSIs]. So we’re seeing a lot of positive things, and it’s way too early for us to be able to think that there’s any type of change in our long-term guidance for the company.

Craig Nankervis - First Analysts - Analyst

On the Crypto modernization program, can you tell me Tony, is the funding already approved for that, or is it the project that had been approved but the funding is yet to be approved?

Tony Caputo - SafeNet - Chairman and CEO

Well, funding is approved by Congress on an annual basis. Funding for this fiscal year was approved, and is available at the present time. The other thing that happens with a project is in the early stages of the project, a budget submission is done. And a budget submission is a multi year forecast of the total expenditures. Budget submission for the program is $9.7 billion. That includes some internal costs, includes integrators, and it also includes the product purchases, which will ultimately benefit us. And those product purchases, as you know, we estimate will be over about a six year period, somewhere between $2b-$4 billion dollars. Does that help?

Craig Nankervis - First Analysts - Analyst

Sure. Is there, and can you give any other color on the government pipeline besides the deals that you’ve talked about that have now closed, and besides the cryptographic modernization? Any way you can give us some color about the government pipeline that you’re looking at? Has it changed, has it increased, decreased, or just—?

Tony Caputo - SafeNet - Chairman and CEO

I think if I were to look at the numerical value of pipeline, it’s probably up a bit, but not dramatically. The other color that I think is important is that now that we are one combined company, able to protect all of the networks in the national security focussed agencies of the government, those customers, and particularly the Washington oriented systems integrators, have become much, much more interested in SafeNet. And I simply see that as a terrific thing. So we are working very hard right now on a program which is kind of a channel program, but it’s a system integrator program where we are formalizing relationships with the major system integrators, installing product, SafeNet product in their labs, teaching them how to use it and install it, teaching them how to sell it and working with them on individual sale opportunities. And as I said, in effect, turning up a new channel, this one happens to be government-focussed. Here before, our selling efforts were direct to the end customer, and we will continue to do that. However, we are augmenting that distribution with the system integrator channel. And the reaction that we’re getting is rightly termed, in my opinion, terrific, and I think I’m really a good person to judge because I’m the one who’s out and meets with the senior executive of each of the integrator companies to launch the relationship.

Craig Nankervis - First Analysts - Analyst

Okay, thanks very much.

Tony Caputo - SafeNet - Chairman and CEO

You’re welcome.

Operator

Thank you. Your next question comes from Chris Wright of Legg Mason.

Chris Wright - Legg Mason - Analyst

Yeah, thanks. And just one quick one. Looking at your ‘04 revenue guidance, can you give us kind of a, some kind of percentage of how much contribution you expect from Rainbow in that number?

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SFNT - Q1 2004 SafeNet Earnings Conference Call

Carole D. Argo - Safenet - CFO

How much, in the full year guidance?

Chris Wright - Legg Mason - Analyst

In the full year guidance, yes.

Carole D. Argo - Safenet - CFO

We expect Rainbow to contribute for us approximately, I don’t have that break out yet Chris, between the two elements. I have it all by product lines. If you want to ask another question, I’ll follow up with you.

Chris Wright - Legg Mason - Analyst

Oh, that was it. I’ll just follow up with you.

Operator

Thank you. Your next question comes from Matt Robison of Ferris Baker Watts.

Matt Robison - Ferris Baker Watts - Analyst

Yeah, a follow up on the, Carole, can you comment on which, how much of the deferred revenue was SafeNet versus Rainbow? And also curious, got a couple more. Rainbow’s revenue during the January, February, March, and also on the Rainbow revenue, is it, was there, was it all direct, and if it was indirect how was the revenue recognized?

Carole D. Argo - Safenet - CFO

Okay, I’m going to start with the first one. So if I look at deferred revenue, statements, deferred revenue was about $4.4 million during the quarter. So the balance of that would be Rainbow. You asked in total what, you asked what in total what the Rainbow revenue was related to the first quarter, and that was roughly about $38 million, full Rainbow revenue for the first quarter. What was your other question?

Matt Robison - Ferris Baker Watts - Analyst

Oh, I was curious, on, you worked the Rainbow side of it on the back half of the quarter, last part of the quarter, did you do that in the channels or was that direct to customers or was there percentage of completion accounting? What kind of revenue was that?

Carole D. Argo - Safenet - CFO

Oh, it was product sales. It was product sales directly to the customer.

Matt Robison - Ferris Baker Watts - Analyst

Okay. And so is it the kind of thing where you, I mean I heard you mention some of it might have come out of the second quarter. But it is primarily just that one big agency that they have?

Carole D. Argo - Safenet - CFO

No, it, the product sales to government, yes. But you’re not going to see really very much change in the revenue related to the state agency in the second quarter. So, you’re not going to see a downturn in that side of the business in the second quarter at all.

Matt Robison - Ferris Baker Watts - Analyst

So, there’s an agency that has a large appetite without real strict time constraints as far as when they take products.

Carole D. Argo - Safenet - CFO

It’s-

Tony Caputo - SafeNet - Chairman and CEO

(Inaudible).

Carole D. Argo - Safenet - CFO

Right.

Matt Robison - Ferris Baker Watts - Analyst

What’s that?

Tony Caputo - SafeNet - Chairman and CEO

It seems to be the case. It’s a little bit, this particular part of business, the business protocol with this particular agency are somewhat new to us. But what we know at this point in time is that there is substantial backlog today.

Matt Robison - Ferris Baker Watts - Analyst

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SFNT - Q1 2004 SafeNet Earnings Conference Call

Okay. Thank you. Thanks for clarification.

Operator

Ladies and gentlemen, as a reminder, if you do wish to ask a question, please queue star one on your touchtone telephone. Your next question comes from Jacob Gold [ph] of Gold Venture Group.

Jacob Gold - Gold Venture Group - Analyst

Hi Tony. Maybe I missed something. I just wanted to ask. We talked a lot about, you know, SafeNet and Rainbow and different markets that both companies were focussed on. Are there any new markets that have opened due to the joint company, or is that too early to talk about?

Tony Caputo - SafeNet - Chairman and CEO

Well-

Jacob Gold - Gold Venture Group - Analyst

That either company didn’t have independently.

Tony Caputo - SafeNet - Chairman and CEO

There’s a very important competitive position that neither company had before, and that is the leading competitive position in the government. Neither company could protect all of its customers networks, and now we can. None of our competitors can do it. That’s very, very important. The other thing that is a new market opportunity is SSL VPN. Now Rainbow was pursuing this, but had really not yet reached the stage where significant revenue could take place. That is happening at the present time, and it’s a significant opportunity for us, as I mentioned earlier, particularly related to the distribution opportunity. Then finally, in digital rights management, you may remember that one of the strategic goals of the combination was to be able to bring Rainbow’s digital rights management technology to the wireless market where SafeNet has important relationships with Texas Instruments and some of its key customers like Milton (sp).

Jacob Gold - Gold Venture Group - Analyst

Yeah.

Tony Caputo - SafeNet - Chairman and CEO

We’ve been working very hard on that over the last six weeks, and I’m, while I’m not ready to announce any major deals yet, I am confident that we’re going to have some important partnerships in that area this year.

Jacob Gold - Gold Venture Group - Analyst

Okay, great. And my second question, I guess, is more towards Carole. On the not positive side, were there any surprises on the liability side that you did not expect from the merger that sort of came up that you’re aware of now, or were those pretty much that you were aware of?

Carole D. Argo - Safenet - CFO

I don’t believe that-there was nothing that came out after the deal closed that we weren’t aware of in the due diligence phase.

Jacob Gold - Gold Venture Group - Analyst

Great. Okay, thank you so much.

Tony Caputo - SafeNet - Chairman and CEO

Thank you.

Carole D. Argo - Safenet - CFO

You’re welcome.

Operator

Ladies and gentlemen, as a reminder, if you do wish to ask a question at this time, please do through star one. Seeing as there are no further questions, I’d like to turn it back to Tony Caputo for closing remarks.

Tony Caputo - SafeNet - Chairman and CEO

Thank you. We will be holding an investor update at a luncheon in New York on May 26th. And we look forward to seeing many of you at that luncheon. Thanks again for participating in today’s call. Good evening.

Operator

Ladies and gentlemen, thank you for participation in today’s conference. This does conclude the presentation, and you may now disconnect.

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FINAL TRANSCRIPT

SFNT - Q1 2004 SafeNet Earnings Conference Call

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